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                                                                    Exhibit 3.02

                         FORM OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        TSI INTERNATIONAL SOFTWARE LTD.

     Constance Galley and Ira Gerard, President and Secretary, respectively, of TSI International Software Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 242 and 245 thereof, DO HEREBY CERTIFY:

     FIRST:    The name of the corporation is TSI International Software Ltd.
TSI International Software Ltd. was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 1993.

     SECOND:   That this amendment and restatement of the Corporation's Restated
Certificate of Incorporation set forth in the following resolution has been approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation of this Corporation be, and it hereby is, amended and restated to read in its entirety as follows:


                                   ARTICLE I

     The name of the corporation is TSI International Software Ltd.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                   ARTICLE IV


     The total number of shares of all classes of stock which the corporation has authority to issue is 25,000,000 shares, consisting of two classes:
20,000,000 shares shall be denominated Common Stock, $0.01 par value per share, and 5,000,000 shares shall be denominated Preferred Stock, $0.01 par value per share.

     The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

     Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.


                                   ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.


                                   ARTICLE VI

     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                  ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize

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the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.



     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation by Constance Galley, its President, and Ira Gerard, its Secretary, this ___th day of July 1997.


                              TSI International Software Ltd.


                              By: ___________________________
                              Name:  Constance Galley
                              Title: President


                              By: ____________________________
                              Name:  Ira Gerard
                              Title: Secretary

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